Exhibit 99(a)

Esurance Insurance Services, Inc.

401(k) Plan

Financial Statements

December 31, 2010 and 2009

ESURANCE INSURANCE SERVICES, INC.

401(k) PLAN

Financial Statements and Supplemental Schedule

December 31, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and

Plan Administrator of the

Esurance Insurance Services, Inc.

401(k) Plan

We have audited the financial statements of the Esurance Insurance Services, Inc. 401(k) Plan (the Plan) as of December 31, 2010 and 2009, and for the years then ended, as listed in the accompanying table of contents.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Plan’s internal control over financial reporting.  Our audits included consideration over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedule, as listed in the accompanying table of contents, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

June 28, 2011

ESURANCE INSURANCE SERVICES, INC.

401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2010	2009
Assets
Assets:
Investments, at fair value	$37,328,804	$28,336,615
Receivables:
Notes receivable from participant loans	1,742,933	1,218,222
Employer’s contribution receivable	—	2,935
Participants’ contributions receivable	—	53
Total receivables	1,742,933	1,221,210

Total assets	39,071,737	29,557,825

Liabilities:
Excess contributions refundable	—	58,809

Net assets available for benefits at fair value	39,071,737	29,499,016

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(129,735)	(11,239)

Net assets available for benefits	$38,942,002	$29,487,777

See notes to financial statements.

ESURANCE INSURANCE SERVICES, INC.

401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years ended
	December 31,
	2010	2009

Additions to net assets attributed to:
Investment and other income:
Dividends and interest	$404,387	$307,117
Net realized and unrealized appreciation in fair value of investments	3,570,602	5,196,493

Net investment and other income	3,974,989	5,503,610

Contributions:
Employer’s	1,938,481	1,853,406
Participants’	5,594,249	5,196,690

Total contributions	7,532,730	7,050,096

Total additions	11,507,719	12,553,706

Deductions from net assets attributed to:
Withdrawals and distributions	2,004,026	1,760,797
Administrative expenses	49,468	61,101

Total deductions	2,053,494	1,821,898

Net increase prior to transfer	9.454,225	10,731,808

Transfer of assets into the Plan	—	94,577

Net increase in net assets	9,454,225	10,826,385

Net assets available for benefits:
Beginning of year	29,487,777	18,661,392

End of year	$38,942,002	$29,487,777

See notes to financial statements.

ESURANCE INSURANCE SERVICES, INC.

401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE 1 - THE PLAN AND ITS SIGNIFICANT ACCOUNTING POLICIES

General - The following description of the Esurance Insurance Services, Inc. 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

The Plan is a defined contribution plan that was established in 2000 by Esurance Inc. to provide benefits to eligible employees, as defined in the Plan document.  On December 31, 2009 Esurance Inc. changed its name to Esurance Insurance Services, Inc. (the Company), and the Plan was accordingly renamed the Esurance Insurance Services, Inc. 401(k) Plan effective January 1, 2010.  The Company is a wholly-owned subsidiary of White Mountains Insurance Group, Ltd. (the Parent).

On June 14, 2010 the Plan was amended and restated effective as of January 1, 2010 to include a few minor revisions to the provisions for plan transfers and profit sharing.  These amendments had no material impact on the Plan participants.  On December 20, 2010 the Plan was amended again to incorporate the Heroes Earnings Assistance and Relief Tax Act of 2008 and the Worker, Retiree, and Employer Recovery Act of 2008, which had no affect on the Plan participants.

The Plan is currently designed to be qualified under the applicable requirements of the Internal Revenue Code, as amended, and the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

Administration - The Company has appointed an Administrative Committee (the Committee) to manage the operation and administration of the Plan.  The Company has contracted with MG Trust Company (MG Trust), also known as Matrix Capital Bank, to act as custodian and with Digital Retirement Solutions, Inc. (DRS) to act as the third-party administrator to process and maintain the records of participant data.  Substantially all expenses arising from MG Trust and DRS are paid by the Plan; other costs incurred for administering the Plan, such as audit fees and Company personnel, are paid by the Company.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

Basis of accounting - The financial statements of the Plan are prepared on the accrual method of accounting in accordance with GAAP.

Forfeited accounts — Forfeited nonvested accounts are used to pay Plan expenses or to reduce future employer contributions. The following represents forfeitures and their application to Plan expenses:

	2010	2009

Balance at January 1	$319,206	$247,452
Earnings on forfeiture balances	10,211	5,643
Applied to administrative expenses	(45,661)	(57,759)
Applied to matching contributions	—	(2,136)
New forfeitures	144,816	126,006

Balance at December 31	$428,572	$319,206

Investments - Investments of the Plan are held by MG Trust and invested based solely upon instructions received from participants.  The Plan investments include the following:

•                  Various mutual funds that are actively traded on public stock exchanges at quoted market prices;

•                  The White Mountains Insurance Unitized Stock Fund (Parent company stock) which comprises common shares of the Parent that are also traded on a public stock exchange at quoted market prices, plus some amount of non-interest-bearing cash.  The carrying value of this Fund is exactly equal to the sum of the market value of the shares held plus the face value of the cash.

•                  Wells Fargo Stable Value Fund (a common/collective trust) that is traded over-the-counter at quoted market prices.  This fund invests 100% in a Wells Fargo Stable Return Fund, which in turn holds (a) investment contracts issued by a financial institution to provide a stated rate of return for a specified period of time, and (b) security-backed contracts comprising fixed-income securities and contract value guarantees (wrappers) provided by an outside party.  Wrappers provide contract value payments for certain participant-initiated withdrawals and transfers, a floor crediting rate, and return of fully accrued contract value at maturity.

Wells Fargo reserves the right to require a twelve-month notice for withdrawal of assets from the Wells Fargo Stable Value Fund initiated by the Plan sponsor.

There are several risks specific to investment contracts.  One of the primary risks involved is credit risk of the contract issuer.  Credit risk for security-backed contracts includes risks arising from potential inability of the issuer to meet the terms of the contract wrapper and the potential default of the underlying fixed-income securities.  Also, liquidity is limited because of the unique characteristics of investment contracts and the absence of an actively traded secondary market.  Interest rate risk may also arise because rates may be fixed with these products.

The Wells Fargo Stable Value Fund is considered a fully-benefit-responsive contract.  Although all investment contracts held by a defined contribution plan are required to be reported at fair value, an adjustment from fair value to contract value is presented for fully-benefit-responsive contracts because contract value reflects the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  The statements of changes in net assets available report changes in fully-benefit-responsive contracts at contract value.

Notes receivable from participants - Reported at remaining unpaid principal and accrued but unpaid interest as of the reporting date, consistent with the Accounting Standards Update (ASU) 2010-25 described in the “recent accounting pronouncements” section below.  Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

Income recognition - Purchases and sales of investment assets are recorded on a trade-date basis.  Interest income is recognized on an accrual basis and dividends are recorded on the ex-dividend date.  Net appreciation (depreciation) summarizes the Plan’s gains (losses) on investments sold during the year or held at year end.

Income taxes - The Plan has adopted a prototype plan that has received an opinion letter from the Internal Revenue Service.  The Company believes that the Plan is operated in accordance with, and qualifies under, the applicable requirements of the Internal Revenue Code and related state statutes, and that the trust, which forms a part of the Plan, is exempt from federal income and state franchise taxes.

GAAP requires plan management to evaluate tax positions taken by the plan and recognize a tax liability (or asset) if the plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service.  No uncertain positions have been identified that would require recognition of a liability (or asset) or disclosure in the financial statements as of December 31, 2010.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2007.

Risks and uncertainties - The Plan provides for various investment options in any combination of investment securities offered by the Plan.  Investment securities are exposed to various risks, such as interest rate, market fluctuations and credit risks.  Due to the risk associated with certain investment securities, it is at least reasonably possible that changes in market values, interest rates or other factors in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Recent accounting pronouncements — In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, which expanded the required disclosures about fair value measurements.  In particular, this guidance requires information about purchases, sales, issuances and settlements to be presented separately in the reconciliation for level 3 fair value measurements.  This guidance is effective for annual reporting periods beginning after December 15, 2010.  The Company is currently evaluating the impact that this guidance will have on the Plan’s financial statement disclosures.

In September 2010, the FASB issued ASU 2010-25, Plan Accounting-Defined Contribution Pension Plans (Topic 962), Reporting Loans to Participants by Defined Contribution Pension Plans.  The guidance requires Plan participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest.  This guidance must be applied retrospectively to all prior periods presented, effective for fiscal years ending after December 15, 2010.  The Plan adopted the amendment for the year ended December 31, 2010 and has restated the financial statements for 2009 to reflect the retrospective application.  There was no impact to the net assets as of December 31, 2010 and 2009 as a result of the adoption.

NOTE 2 - FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.  GAAP provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  The three levels of the fair value hierarchy under GAAP are described below:

Level 1 -                     Inputs to the valuation methodology are unadjusted quoted prices for identical assets in active markets that the Plan has the ability to access.

Level 2 -                     Inputs to the valuation methodology include:

•                  Quoted market prices for similar assets in active markets;

•                  Quoted prices for identical or similar assets in inactive markets;

•                  Inputs other than quoted prices that are observable for the asset;

•                  Inputs that are derived principally from or corroborated by observable market   data by correlation or other means.

If the asset has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset.

Level 3 -                Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods described in Note 1 may produce an estimate of fair value that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The White Mountains Insurance Unitized Stock Fund, and other mutual funds are valued based on the closing quoted stock exchange price, and the Wells Fargo Stable Value Fund is valued based on the closing quoted over-the-counter price as of the reporting date.  The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31:

	Level 1	Level 2	Level 3	Total
2010
Mutual funds:
Value Funds	$11,487,718	$—	$—	$11,487,718
Growth Funds	16,883,804	—	—	16,883,804
Debt Funds	2,551,377	—	—	2,551,377
Cash held by fund	34,332	—	—	34,332
Common/collective trust:
Fixed Income Fund	—	6,023,220	—	6,023,220
Parent company stock	348,353	—	—	348,353

Total Investments, at fair value	$31,305,584	$6,023,220	$—	$37,328,804

	Level 1	Level 2	Level 3	Total
2009
Mutual funds:
Value Funds	$8,612,109	$—	$—	$8,612,109
Growth Funds	11,629,027	—	—	11,629,027
Debt Funds	2,265,792	—	—	2,265,792
Cash held by fund	55,897	—	—	55,897
Common/collective trust:
Fixed Income Fund	—	5,541,079	—	5,541,079
Parent company stock	232,711	—	—	232,711

Total Investments, at fair value	$22,795,536	$5,541,079	$—	$28,336,615

No assets were transferred between level 1, level 2 or level 3 in either year.

NOTE 3 - RELATED PARTY TRANSACTIONS

Aggregate investment in Parent company common stock at December 31, 2010 and 2009 was as follows:

Date	Number of shares	Fair value
2010	1,038.00	$348,353
2009	701.51	$232,711

NOTE 4 - PARTICIPATION AND BENEFITS

Participant contributions - Participants may elect to have the Company contribute their eligible pre-tax or Roth after-tax compensation to the Plan up to the amount allowable under the Plan document and current income tax regulations.  Participants who elect to have the Company contribute a portion of their compensation to the Plan agree to accept an equivalent reduction in taxable compensation.  Contributions withheld are invested in accordance with the participant’s direction.  If a participant does not make an election to contribute pre-tax compensation or waive contribution, there is a Plan provision for automatic enrollment into a moderate risk portfolio at a 3% contribution level.

Participants are also allowed to make rollover contributions of amounts received from other tax-qualified employer-sponsored retirement plans.  Such contributions are deposited in the appropriate investment funds in accordance with the participant’s direction and the Plan’s provisions.

Employer contributions - The Company is allowed to make discretionary matching (and in 2009 only, profit sharing) contributions as defined in the Plan and as approved by the Board of Directors.  During 2010 and 2009, the Company matched 50% of participant’s deferrals up to 6% of eligible compensation.  No discretionary profit sharing contribution was made for the year ended December 31, 2009.

Vesting - Participants are immediately vested in their contributions.  Participants are fully (cliff) vested in the employer’s discretionary matching and profit sharing contributions allocated to their account after three years of credited service.

Participant accounts - Each participant’s account is credited with the participant’s contribution, Plan earnings or losses and an allocation of the Company’s contributions, if any.  Allocations of the Company’s contributions are based on participant contributions or eligible compensation, as defined in the Plan.

Payment of benefits - Upon termination, the participants or beneficiaries may elect to leave their account balance in the Plan, or receive their total benefits in a lump sum.  The Plan does not allow for automatic lump sum distribution or automatic IRA rollover of participant vested account balances.

Notes receivable from participants - The Plan allows participants to borrow not less than $1,000 and up to the lesser of $50,000 or 50% of their vested account balance.  The loans are secured by the participant’s vested balance.  Such loans bear interest at the available market financing rates and must be repaid to the Plan within a five-year period, unless the loan is used for the purchase of a principal residence in which case the maximum repayment period is up to 30 years.  The specific terms and conditions of such loans are established by the Committee.  Outstanding loans at December 31, 2010 carry interest rates ranging from 5.25% to 10.25%.

The following is a reconciliation of beginning and ending balances for Plan participant loans during the year ended December 31:

	2010	2009
Participant loans:
January 1	$1,218,222	$823,313
New loans issued	1,244,462	914,358
Accrued interest	80,638	65,560
Loan defaults	(136,829)	(79,452)
Loan settlements	(663,560)	(505,557)

December 31	$1,742,933	$1,218,222

NOTE 5 - INVESTMENTS

The following table presents the assets representing 5% or more of the Plan’s net assets available for benefits in either year as of December 31:

	2010	2009

Wells Fargo Stable Value Fund	$6,023,220	$5,541,079
American Funds Growth Fund R4	2,548,586	2,114,663
American Funds Bond Fund Am R4	2,460,140	2,101,384
Janus Advisor Forty Fund	2,136,692	1,937,371
Davis NY Venture Fund	2,383,197	1,883,840
American Funds EuroPacific R4 Fund	2,284,571	1,808,948
Black Rock S&P 500 Index Fund	2,479,857	1,641,668
MFS International New Discovery Fund	2,317,553	1,627,090
Thornburg International Value Fund	2,157,655	1,602,091
Eaton Vance Large-Cap Value A Fund	2,195,232	1,542,560

The Plan’s investments appreciated in value as follows for the years ended December 31:

	2010	2009

Mutual funds	$3,410,939	$4,980,530
Parent company stock	1,005	76,315
Common/collective trust	158,658	139,648

	$3,570,602	$5,196,493

NOTE 6 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31:

	2010	2009

Net assets available for benefits per the financial statements	$38,942,002	$29,487,777

Adjustment from contract value to fair value for fully benefit-responsive investment contracts	129,735	11,239

Net assets available for benefits per Form 5500	$39,071,737	$29,499,016

The following is a reconciliation of the affected components of the changes in net assets available for benefits per the financial statements to Form 5500 for the years ended December 31:

	Amount per
	the financial		Amount per
	statements	Adjustment	Form 5500

2010 Net investment and other income	$3,974,989	$118,496	$4,093,485

2009 Net investment and other income	$5,503,610	$255,038	$5,758,648

NOTE 7 - PLAN TERMINATION OR MODIFICATION

The Company intends to continue the Plan indefinitely for the benefit of its participants; however, it reserves the right to terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA.  In the event the Plan is terminated in the future, participants would become fully vested in their accounts.

NOTE 8 — SUBSEQUENT EVENTS

In February 2011 the Company replaced DRS with the Newport Group as the third-party administrator to the Plan; the Company does not expect the change to materially affect the Plan.

On May 17, 2011 the Parent entered into an agreement to sell the Company to Allstate Insurance Company, subject to the approval of various state insurance regulators.  The sale is expected to be completed during the third quarter of 2011, and the impact of the sale on the Plan is not determinable at this time.

SUPPLEMENTAL SCHEDULE

ESURANCE INSURANCE SERVICES, INC.	EIN: 26-0034575
401(k) PLAN	PLAN #001

SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2010

Description of investment including maturity date,
rate of interest, collateral, par or maturity value			Fair value

	Cash	Non-interest Bearing	$34,332
	Wells Fargo Stable Value Fund C	Common/Collective Trust	6,023,220
	Davis NY Venture Fund	Mutual Fund	2,383,197
	MFS International New Discovery Fund	Mutual Fund	2,317,553
	Janus Advisor Forty Fund	Mutual Fund	2,136,692
	American Funds Growth Fund R4	Mutual Fund	2,548,586
	American Funds New World Fund R4	Mutual Fund	611,179
	Eaton Vance Large Cap Value A Fund	Mutual Fund	2,195,232
	American Funds Bond Fund Am R4	Mutual Fund	2,460,140
	Munder Mid-Cap Core Growth A Fund	Mutual Fund	1,927,667
	Oppenheimer Small & Mid Cap Value Fund	Mutual Fund	1,916,896
	Thornburg International Value Fund	Mutual Fund	2,157,655
	Black Rock S&P 500 Index Fund	Mutual Fund	2,479,857
	Black Rock Small Cap Growth Equity A Fund	Mutual Fund	1,347,174
	American Funds EuroPacific R4 Fund	Mutual Fund	2,284,571
*	White Mountains Insurance Group Ltd Company Stock	Company Stock	348,353
	Goldman Sachs Mid Cap Value Fund	Mutual Fund	1,876,239
	DWS Dreman Small Cap Value Fund	Mutual Fund	707,245
	PIMCO Total Return	Mutual Fund	536,910
	Invesco Real Estate Fund	Mutual Fund	790,276
	Blackrock Inflation Protected Bond Fund	Mutual Fund	91,235
	Prudential Jennison Natural Resources Fund	Mutual Fund	154,595
*	Participant loans	Interest rates ranging from 5.25% to 10.25%	1,742,933

		Total	$39,071,737

* Party-in-interest